Subject to Completion and Modification
SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.
Term Sheet
$1,082,509,000
SLM Student Loan Trust 2006-6
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes
On July 20, 2006, the trust will issue the following classes of notes offered by this term sheet:

Class	Principal	Interest Rate		Maturity

Floating Rate Class A-1 Notes	$501,000,000	3-month LIBOR minus	%	October 25, 2018
Floating Rate Class A-2 Notes	$280,000,000	3-month LIBOR plus	%	October 25, 2022
Floating Rate Class A-3 Notes	$254,843,000	3-month LIBOR plus	%	October 27, 2025
Floating Rate Class B Notes	$46,666,000	3-month LIBOR plus	%	January 25, 2041

The trust will also issue one class of floating rate EURIBOR-based notes, the class A-4 notes, which are not being offered by this term sheet. We are including information about the class A-4 notes solely to provide a better understanding of the offered notes.
The trust will make payments quarterly, beginning on October 25, 2006, primarily from collections on a pool of consolidation student loans. Interest and principal will be paid to the applicable noteholders quarterly on the 25th day of each January, April, July and October. In general, the trust will pay principal, sequentially, to the class A-1 through class A-4 notes, in that order, until each such class is paid in full. The class B notes will not receive principal until the stepdown date, which is expected to be the July 2012 distribution date. Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes. Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes and the reserve account. The trust will also make a deposit into the capitalized interest account, which will be available for a limited period of time. The interest rate on each class of the offered notes is determined by reference to LIBOR. A description of how LIBOR is determined appears in the base prospectus under “Additional Information Regarding the Securities— Determination of Indices— LIBOR.”
We are offering the offered notes through the underwriters when and if issued. Application will be made for the offered notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.
We are not offering the offered notes in any state or other jurisdiction where the offer is prohibited.
This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.
The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, the administrator, the servicer, the depositor, any seller or any of their affiliates.
The notes are not guaranteed or insured by the United States or any governmental agency.

Joint Book-Runners

Barclays Capital	Credit Suisse	Morgan Stanley

July 11, 2006

The Information in this Term Sheet
The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated July 7, 2006 (the “initial free-writing prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.
The Notes
LIBOR Notes. The trust is offering the following classes of notes, which are debt obligations of the trust:
     Class A Notes:
•	Floating Rate Class A-1 Student Loan-Backed Notes in the amount of $501,000,000;

•	Floating Rate Class A-2 Student Loan-Backed Notes in the amount of $280,000,000; and

•	Floating Rate Class A-3 Student Loan-Backed Notes in the amount of $254,843,000.
     Class B Notes:
•	Floating Rate Class B Student Loan-Backed Notes in the amount of $46,666,000.
EURIBOR Notes. The trust is also issuing a class of EURIBOR-based notes, the class A-4 notes, which are not being offered by this term sheet. At the time of pricing the actual Euro denominated amount for the class A-4 notes will be calculated based on the actual exchange rate determined at such time. The U.S. Dollar equivalent amount of the class A-4 notes is $473,000,000.
Closing Date. The closing date for this offering will be July 20, 2006.
Interest Rates. The spreads to LIBOR and EURIBOR, as applicable, will be set at the time of pricing.
Pricing Date. On or after July 12, 2006.
Initial Accrual Period. The initial accrual period for the notes will begin on the closing date and end on October 24, 2006, the day before the first distribution date. LIBOR or EURIBOR, as applicable, for the first accrual period will be determined by the following formula:
x + [ 5 / 31 * (y-x)]
     where:
x = three-month LIBOR or three-month EURIBOR, as applicable, and
y = four-month LIBOR or four-month EURIBOR, as applicable.
Stepdown Date. The stepdown date is the earlier to occur of (a) the July 2012 distribution date and (b) the first date on which no class A notes remain outstanding.

Maturity Dates. Each class of notes will mature no later than the date set forth for that class in the table below:

Class	Maturity Date
Class A-1	October 25, 2018
Class A-2	October 25, 2022
Class A-3	October 27, 2025
Class A-4	January 25, 2041
Class B	January 25, 2041
Identification Numbers
The offered notes will have the following CUSIP Numbers, ISIN and European Common Codes:
CUSIP Numbers
•	Class A-1 Notes: 83149F AA 2

•	Class A-2 Notes: 83149F AB 0

•	Class A-3 Notes: 83149F AC 8

•	Class B Notes: 83149F AD 6
International Securities Identification Numbers (ISIN)
•	Class A-1 Notes: US83149FAA21

•	Class A-2 Notes: US83149FAB04

•	Class A-3 Notes: US83149FAC86

•	Class B Notes: US83149FAD69
European Common Codes
•	Class A-1 Notes: 026143217

•	Class A-2 Notes: 026143241

•	Class A-3 Notes: 026143306

•	Class B Notes: 026143322
Information About the Student Loans
Supplemental Purchase Period. The supplemental purchase period will end ten business days after the closing date on August 3, 2006.

Consolidation Loan Add-On Period. The consolidation loan add-on period will end on December 31, 2006.
Capitalization of the Trust

Floating Rate Class A-1 Student Loan-Backed Notes	$501,000,000
Floating Rate Class A-2 Student Loan-Backed Notes	280,000,000
Floating Rate Class A-3 Student Loan-Backed Notes	254,843,000
EURIBOR Class A-4 Student Loan-Backed Notes	473,000,000
Floating Rate Class B Student Loan-Backed Notes	46,666,000
Equity	100

Total	$1,555,509,100

Information About the Trust
Collection Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the collection account in cash or eligible investments equal to approximately $4,000,000 plus the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date to the extent such excess amount is not deposited into the supplemental purchase account.
Add-On Consolidation Loan Account. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the add-on consolidation loan account in cash or eligible investments equal to approximately $7,500,000. Funds in the add-on consolidation loan account will be used to fund add-on consolidation loans from time to time during the consolidation loan add-on period and will not be replenished.
Reserve Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the reserve account in cash or eligible investments equal to approximately $3,769,348.
Specified Reserve Account Balance. The Specified Reserve Account Balance for any distribution date will be the greater of:
•	0.25% of the sum of the Pool Balance and the amount, if any, on deposit in the add-on consolidation loan account (excluding amounts in such account that will become Available Funds on the next distribution date), each as of the close of business on the last day of the related collection period; and

•	$2,261,609;

provided that in no event will that balance exceed the aggregate outstanding principal balance of the LIBOR-based notes and the U.S. Dollar Notional Principal Balance of the EURIBOR-based notes.
Capitalized Interest Account. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the capitalized interest account. This deposit will be in cash or eligible investments equal to $44,000,000. Amounts on deposit in the capitalized interest account will not be replenished. On and prior to the April 2008 distribution date, funds in the capitalized interest account will be available to cover shortfalls in payments of interest due to the class A noteholders and payments due to the swap counterparty, other than any termination payments, pursuant to the currency swap and, after that, shortfalls in payments of interest to class B noteholders after application of funds available in the collection account at the end of the related collection period but before application of the reserve account. All funds remaining on deposit in the capitalized interest account on the April 2008 distribution date will be transferred to the collection account and included as available funds on that distribution date. The capitalized interest account further enhances the likelihood of timely interest payments to noteholders through the April 2008 distribution date.
Currency Swap. With respect to the currency swap, the spreads to LIBOR and EURIBOR, and the exchange rate for U.S. Dollars and Euros, will be set at the time of pricing. On the closing date, the trust will enter into a currency swap (the “currency swap”) with an eligible swap counterparty (the “swap counterparty”). Under the currency swap, the trust and the swap counterparty will exchange the trust’s U.S. Dollar payments on the class A-4 notes into Euros. The U.S. Dollar notional amount of the currency swap will be equal to the initial U.S. Dollar Notional Principal Balance of the class A-4 notes, and the Euro notional amount of the currency swap will be equal to the Euro denominated principal amount of the class A-4 notes, which will be determined at the time of pricing.
On the third business day immediately preceding each distribution date, the swap counterparty will pay to a paying agent, on behalf of the trust, an amount in Euros equal to the product of:
•	EURIBOR (determined as of the same time and in the same manner as for the class A-4 notes for the related accrual period) plus %;

•	the outstanding principal amount of the class A-4 notes during the related accrual period; and

•	a fraction, the numerator of which is the actual number of days elapsed in the related accrual period and the denominator of which is 360.
On the third business day immediately preceding each distribution date, the swap counterparty will be paid from the collection account and, if necessary, the reserve account (to the extent funds are available), an amount in U.S. Dollars equal to the product of:
•	LIBOR (determined as of the same time and in the same manner as for the LIBOR-based notes for the related accrual period) plus %;

•	the U.S. Dollar equivalent of the outstanding principal amount of the class A-4 notes during the related accrual period; and

•	a fraction, the numerator of which is the actual number of days elapsed in the related accrual period and the denominator of which is 360.
In addition, on the third business day immediately preceding each distribution date, the swap counterparty will pay to a paying agent, on behalf of the trust, an amount in Euros equal to (a) the payment of principal in U.S. Dollars, if any, that would be paid by the trust to the holders of the class

A-4 notes on the related distribution date if not for the existence of the currency swap , multiplied by (b) the applicable exchange rate. Equivalent U.S. Dollar amounts and Euro amounts will be calculated using an exchange rate to be determined at the time of pricing.
The occurrence of an event of default under the indenture that results in an acceleration of the notes will not cause a termination of the currency swap, and no swap termination payment will be payable by either the trust or the swap counterparty.
Swap Counterparty.
Barclays Bank PLC. Barclays Bank PLC is a public limited company registered in England and Wales under number 1026167. The liability of the members of Barclays Bank PLC is limited. It has its registered head office at 1 Churchill Place, London, E14 5HP. Barclays Bank PLC was incorporated on August 7, 1925 under the Colonial Bank Act 1925 and on October 4, 1971 was registered as a company limited by shares under the Companies Act 1948 to 1967. Pursuant to The Barclays Bank Act 1984, on January 1, 1985, Barclays Bank was re-registered as a public limited company and its name was changed from “Barclays Bank International Limited” to “Barclays Bank PLC”.
Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.
The short term unsecured obligations of Barclays Bank PLC are rated “A-1+” by Standard & Poor’s, P-1 by Moody’s and “F1+” by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, “Aa1” by Moody’s and “AA+” by Fitch Ratings Limited.
By regulation, the European Union agreed that virtually all listed companies must use International Financial Reporting Standards (“IFRS”) adopted for use in the European Union in the preparation of their 2005 consolidated accounts. The Group has applied IFRS from January 1, 2004, with the exception of the standards relating to financial instruments (IAS 32 and IAS 39) and insurance contracts (IFRS 4) which were applied only with effect from January 1, 2005. Therefore, in the Group’s 2005 Annual Report, the impacts of adopting IAS 32, IAS 39 and IFRS 4 are not included in the 2004 comparatives in accordance with First-time Adoption of International Financial Reporting Standards (IFRS 1). The results for 2005 are therefore not entirely comparable to those for 2004 in affected areas.
Based on the Group’s audited financial information for the year ended December 31, 2005, the Group had total assets of £924,170 million (2004: £538,300 million), total net loans and advances1 of £300,001 million (2004: £343,041 million), total deposits2 of £313,811 million (2004: £328,516 million), and total shareholders’ equity of £24,243 million (2004: £16,849 million) (including minority interests of £1,578 million (2004: £211 million)). The profit before tax of the Group for the year ended

[1]	Total net loans and advances include balances relating to both bank and customer accounts.

[2]	Total deposits include deposits from bank and customer accounts.

December 31, 2005 was £5,311 million (2004: £4,589 million) after impairment charges on loans and advances and other credit provisions of £1,571 million (2004: £1,093 million).
The information in the preceding five paragraphs has been provided by Barclays Bank PLC, and has not been verified by the depositor, the trust, the sponsor, the administrator, the servicer, the trustee, the indenture trustee or the underwriters. Except for the foregoing five paragraphs, Barclays Bank PLC has not been involved in the preparation of, and does not accept responsibility for, this term sheet or the initial free-writing prospectus.
Initial Over-issuance
The pool balance as of the statistical cutoff date plus the initial balance of the add-on consolidation loan account is approximately 99.75% of the aggregate principal balance of the notes (using the U.S. Dollar equivalent of the principal balance of the class A-4 notes) minus the initial balance of the capitalized interest account.
Use of Proceeds
The trust will use the net proceeds from the sale of the notes to make the initial deposits to the collection account, the capitalized interest account, the supplemental purchase account, the add-on consolidation loan account and the reserve account and to purchase the initial trust student loans from the depositor on the closing date under the initial sale agreement.
The depositor will then use the proceeds paid to the depositor by the trust to pay to the sellers the respective purchase prices due to those sellers for the initial trust student loans purchased by the depositor.
Expenses incurred to establish the trust and issue the notes (other than fees that are due to the underwriters) are payable by the depositor. Expenses to be paid by the depositor are estimated to be $965,092.
Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes
Exhibit I attached hereto, “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes,” shows, for each class of notes, the weighted average lives, expected maturities and percentages of the original principal amount remaining at certain distribution dates based on various assumptions.
Underwriting
The offered notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the offered notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream, Luxembourg and Euroclear, as applicable, on or about July 20, 2006 against payment in immediately available funds. The issuance and sale of the offered notes is subject to the issuance and sale of the class A-4 notes and vice-versa.

Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the trust to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the offered notes shown opposite its name:

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class B Notes
Barclays Capital Inc.	$167,000,000	$93,334,000	$84,947,000	$15,556,000
Credit Suisse Securities (USA) LLC.	167,000,000	93,333,000	84,948,000	15,555,000
Morgan Stanley & Co. Incorporated	167,000,000	93,333,000	84,948,000	15,555,000

Total	$501,000,000	$280,000,000	$254,843,000	$46,666,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased. The offering prices, underwriter discounts and dealer concessions and reallowances will be set forth in the prospectus supplement.
The depositor and SLM ECFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The notes are new issues of securities with no established trading market. The seller has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with the sellers, the depositor and their respective affiliates.
The trust may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.
During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.
The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.
In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.
In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of those transactions.

     Each underwriter has represented and agreed that:
•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the initial free-writing prospectus and the base prospectus attached as Appendix I thereto (collectively, the “pre-pricing disclosure package”), nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute the pre-pricing disclosure package, in all cases at their own expense.
The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

EXHIBIT I
Prepayments, Extensions, Weighted Average Lives
and Expected Maturities of the Notes

EXHIBIT I
PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE
LIVES AND EXPECTED MATURITIES OF THE NOTES
     Prepayments on pools of student loans can be measured or calculated based on a variety of prepayment models. The models used to calculate these prepayments are the constant prepayment rate (or “CPR”) model and the consolidation loan ramp (or “CLR”) model.
The CPR Model
     The CPR model is based on prepayments assumed to occur at a constant percentage rate. CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that are paid during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

Monthly	=	Balance After	x	(1-(1-CPR)^1/12)
Prepayments		Scheduled Payments
Accordingly, monthly prepayments assuming a $1000 balance after scheduled payments would be as follows for the percentages of CPR listed below:

CPR	0%	4%	8%	12%	16%
Monthly Prepayment	$0.00	$3.40	$6.92	$10.60	$14.42

The CLR Model
     The CLR model assumes that:
•	student loans will prepay at a CPR of 1/15th of 1.0% one month after origination;

•	the CPR will increase by a rate of 1/15th of 1.0% per month through the 119th month after origination; and

•	the CPR will be constant at 8% per annum in the 120th month after origination and in all subsequent months.
     This assumption is called “100% CLR.” For example, at 100% CLR, student loans with a loan age of 72 months are assumed to prepay at 4.80% CPR; at 50% CLR, student loans with a loan age of 48 months are assumed to prepay at 1.60% CPR; at 200% CLR, student loans with a loan age of 96 months are assumed to prepay at 12.80% CPR; and so forth. The following table illustrates the CPR in effect for the indicated months of seasoning at various percentages of CLR.

Constant Prepayment Rate

	Number of Months Seasoning
	24	48	72	96	120
Percentage of CLR
50%	0.80%	1.60%	2.40%	3.20%	4.00%
100%	1.60%	3.20%	4.80%	6.40%	8.00%
150%	2.40%	4.80%	7.20%	9.60%	12.00%
200%	3.20%	6.40%	9.60%	12.80%	16.00%
     Neither the CPR model nor the CLR model purports to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay at any constant CPR or any constant percentage of CLR, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.
Additional Assumptions
     For purposes of the CLR model and the CPR model, it is assumed, among other things, that:
•	the statistical cutoff date for the trust student loans is June 14, 2006;

•	the closing date will be July 20, 2006;

•	all trust student loans (as grouped within the “rep lines” described below) are in repayment status (with accrued interest having been capitalized upon entering repayment), and no trust student loan moves from repayment to any other status;

•	no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

•	consolidation rebate fees are paid based on the principal balance of the student loans at the beginning of the related monthly collection period and reduce the amount in the collection account that would otherwise earn investment income;

•	there are government payment delays of 60 days for interest subsidy and special allowance payments;

•	index levels for calculation of borrower and government payments are:
•	91-day Treasury bill rate of 4.84%; and

•	three-month commercial paper rate of 5.24%;
•	all funds deposited into the supplemental purchase account will be transferred to the collection account on the day after the end of the supplemental purchase period;

•	quarterly distributions begin on October 25, 2006, and payments are made quarterly on the 25th day of every January, April, July and October thereafter, whether or not the 25th is a business day;

•	the interest rate for each class of outstanding notes at all times will be equal to:
•	class A-1 notes: 5.39%;

•	class A-2 notes: 5.47%;

•	class A-3 notes: 5.50%;

•	class A-4 notes: 5.54%; and

•	class B notes: 5.60%;
•	an administration fee equal to $25,000 is paid quarterly by the trust to the administrator;

•	a servicing fee equal to 1/12th of the then outstanding principal amount of the trust student loans times 0.50% is paid monthly by the trust to the servicer;

•	the reserve account has an initial balance equal to $3,769,348 and at all times a balance equal to the greater of (1) 0.25% of the applicable pool balance and (2) $2,261,609;

•	the collection account has an initial balance equal to $0;

•	the add-on consolidation loan account has an initial balance equal to $7,500,000;

•	the capitalized interest account has an initial balance equal to $44,000,000, and on the April 2008 distribution date, all funds remaining on deposit in the capitalized interest account will be included in Available Funds;

•	all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, add-on consolidation loan account, reserve account and capitalized interest account, including reinvestment income earned in the previous month, net of servicing fees and consolidation rebate fees, are reinvested in eligible investments at the assumed reinvestment rate of 5.29% per annum through the end of the collection period and, reinvestment earnings are available for distribution from the prior collection period;

•	the average loan age is 13 months;

•	prepayments on the trust student loans are applied monthly in accordance with CLR or CPR, as the case may be, as described above;

•	the trust will not enter into any derivative arrangements other than the currency swap;

•	the currency swap will be in full force and effect at all times, and the trust will make payments with respect to interest to the swap counterparty under the currency swap at a rate of 5.54%;

•	an optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance; and

•	the pool of trust student loans consists of 2,568 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.
     The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than indicated in the following tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

CLR Tables
     The following tables show the weighted average remaining lives, expected maturity dates and percentages of original principal remaining of each class of the notes at various percentages of CLR from the closing date until the optional redemption date.
Weighted Average Lives and Expected Maturities of the Notes
at Various CLR Percentages(1)

Weighted Average Life (years)(2)	0%	50%	100%	150%	200%
Class A-1 Notes	4.68	3.58	3.00	2.63	2.36
Class A-2 Notes	11.47	8.56	7.00	6.02	5.34
Class A-3 Notes	15.28	12.02	9.81	8.42	7.45
Class A-4 Notes	19.90	17.39	15.00	13.02	11.46
Class B Notes	15.08	13.17	11.75	10.69	9.88

Expected Maturity Date
Class A-1 Notes	October 25, 2015	April 25, 2013	January 25, 2012	April 25, 2011	October 25, 2010
Class A-2 Notes	January 25, 2020	October 25, 2016	January 25, 2015	October 25, 2013	January 25, 2013
Class A-3 Notes	July 25, 2023	April 25, 2020	October 25, 2017	April 25, 2016	January 25, 2015
Class A-4 Notes	April 25, 2028	January 25, 2026	October 25, 2023	October 25, 2021	January 25, 2020
Class B Notes	April 25, 2028	January 25, 2026	October 25, 2023	October 25, 2021	January 25, 2020

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CLR Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
October 2006	98	98	97	97	96
October 2007	89	87	84	81	78
October 2008	72	66	60	54	48
October 2009	62	53	43	33	24
October 2010	53	38	24	11	0
October 2011	43	23	4	0	0
October 2012	32	7	0	0	0
October 2013	21	0	0	0	0
October 2014	10	0	0	0	0
October 2015	0	0	0	0	0
October 2016	0	0	0	0	0
October 2017	0	0	0	0	0
October 2018	0	0	0	0	0
October 2019	0	0	0	0	0
October 2020	0	0	0	0	0
October 2021	0	0	0	0	0
October 2022	0	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-2 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CLR Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	96
October 2011	100	100	100	76	47
October 2012	100	100	72	34	0
October 2013	100	84	36	0	0
October 2014	100	55	1	0	0
October 2015	97	26	0	0	0
October 2016	75	0	0	0	0
October 2017	53	0	0	0	0
October 2018	29	0	0	0	0
October 2019	5	0	0	0	0
October 2020	0	0	0	0	0
October 2021	0	0	0	0	0
October 2022	0	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-3 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CLR Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	100
October 2011	100	100	100	100	100
October 2012	100	100	100	100	100
October 2013	100	100	100	93	53
October 2014	100	100	100	51	7
October 2015	100	100	64	10	0
October 2016	100	98	29	0	0
October 2017	100	68	0	0	0
October 2018	100	39	0	0	0
October 2019	100	11	0	0	0
October 2020	77	0	0	0	0
October 2021	48	0	0	0	0
October 2022	16	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-4 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CLR Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	100
October 2011	100	100	100	100	100
October 2012	100	100	100	100	100
October 2013	100	100	100	100	100
October 2014	100	100	100	100	100
October 2015	100	100	100	100	83
October 2016	100	100	100	87	65
October 2017	100	100	99	72	51
October 2018	100	100	84	58	40
October 2019	100	100	71	47	30
October 2020	100	92	59	37	0
October 2021	100	78	48	0	0
October 2022	100	65	39	0	0
October 2023	92	53	0	0	0
October 2024	75	41	0	0	0
October 2025	58	31	0	0	0
October 2026	45	0	0	0	0
October 2027	34	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class B Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CLR Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	100
October 2011	100	100	100	100	100
October 2012	98	96	95	93	92
October 2013	93	89	85	81	77
October 2014	89	81	75	68	66
October 2015	84	74	65	60	52
October 2016	79	67	58	49	41
October 2017	73	60	50	40	32
October 2018	68	55	43	33	25
October 2019	62	48	36	26	19
October 2020	56	42	30	21	0
October 2021	50	36	24	0	0
October 2022	45	30	19	0	0
October 2023	38	24	0	0	0
October 2024	31	19	0	0	0
October 2025	24	14	0	0	0
October 2026	19	0	0	0	0
October 2027	14	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

CPR Tables
     The following tables show the weighted average remaining lives, expected maturity dates and percentages of original principal of each class of the notes at various percentages of CPR from the closing date until the optional redemption date.
Weighted Average Lives and Expected Maturities of the Notes
at Various CPR Percentages(1)

Weighted Average
Life (years)(2)	0%	4%	8%	12%	16%
Class A-1 Notes	4.68	2.41	1.62	1.24	1.01
Class A-2 Notes	11.47	6.76	4.48	3.30	2.58
Class A-3 Notes	15.28	10.56	7.31	5.40	4.24
Class A-4 Notes	19.90	16.61	13.24	10.43	8.37
Class B Notes	15.08	12.99	11.38	9.89	8.86

Expected Maturity
Date
Class A-1 Notes	October 25, 2015	July 25, 2011	October 25, 2009	October 25, 2008	April 25, 2008
Class A-2 Notes	January 25, 2020	April 25, 2015	April 25, 2012	October 25, 2010	October 25, 2009
Class A-3 Notes	July 25, 2023	January 25, 2019	July 25, 2015	April 25, 2013	October 25, 2011
Class A-4 Notes	April 25, 2028	July 25, 2025	July 25, 2022	July 25, 2019	April 25, 2017
Class B Notes	April 25, 2028	July 25, 2025	July 25, 2022	July 25, 2019	April 25, 2017

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance;

(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
Closing Date	100%	100%	100%	100%	100%
October 2006	98	95	91	87	83
October 2007	89	74	59	45	30
October 2008	72	46	23	0	0
October 2009	62	28	0	0	0
October 2010	53	10	0	0	0
October 2011	43	0	0	0	0
October 2012	32	0	0	0	0
October 2013	21	0	0	0	0
October 2014	10	0	0	0	0
October 2015	0	0	0	0	0
October 2016	0	0	0	0	0
October 2017	0	0	0	0	0
October 2018	0	0	0	0	0
October 2019	0	0	0	0	0
October 2020	0	0	0	0	0
October 2021	0	0	0	0	0
October 2022	0	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-2 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	62
October 2009	100	100	94	44	0
October 2010	100	100	53	0	0
October 2011	100	88	15	0	0
October 2012	100	59	0	0	0
October 2013	100	32	0	0	0
October 2014	100	7	0	0	0
October 2015	97	0	0	0	0
October 2016	75	0	0	0	0
October 2017	53	0	0	0	0
October 2018	29	0	0	0	0
October 2019	5	0	0	0	0
October 2020	0	0	0	0	0
October 2021	0	0	0	0	0
October 2022	0	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-3 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	98
October 2010	100	100	100	95	41
October 2011	100	100	100	49	0
October 2012	100	100	79	10	0
October 2013	100	100	47	0	0
October 2014	100	100	16	0	0
October 2015	100	80	0	0	0
October 2016	100	54	0	0	0
October 2017	100	28	0	0	0
October 2018	100	4	0	0	0
October 2019	100	0	0	0	0
October 2020	77	0	0	0	0
October 2021	48	0	0	0	0
October 2022	16	0	0	0	0
October 2023	0	0	0	0	0
October 2024	0	0	0	0	0
October 2025	0	0	0	0	0
October 2026	0	0	0	0	0
October 2027	0	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-4 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	100
October 2011	100	100	100	100	96
October 2012	100	100	100	100	77
October 2013	100	100	100	88	61
October 2014	100	100	100	74	49
October 2015	100	100	95	61	39
October 2016	100	100	82	51	31
October 2017	100	100	70	42	0
October 2018	100	100	60	34	0
October 2019	100	90	50	0	0
October 2020	100	78	42	0	0
October 2021	100	66	34	0	0
October 2022	100	55	0	0	0
October 2023	92	45	0	0	0
October 2024	75	35	0	0	0
October 2025	58	0	0	0	0
October 2026	45	0	0	0	0
October 2027	34	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class B Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution
Dates At Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
Closing Date	100%	100%	100%	100%	100%
October 2006	100	100	100	100	100
October 2007	100	100	100	100	100
October 2008	100	100	100	100	100
October 2009	100	100	100	100	100
October 2010	100	100	100	100	100
October 2011	100	100	100	100	100
October 2012	98	96	94	92	90
October 2013	93	88	82	77	72
October 2014	89	80	74	64	57
October 2015	84	73	65	53	45
October 2016	79	65	56	44	36
October 2017	73	60	48	36	0
October 2018	68	53	41	30	0
October 2019	62	47	34	0	0
October 2020	56	41	29	0	0
October 2021	50	35	23	0	0
October 2022	45	29	0	0	0
October 2023	38	23	0	0	0
October 2024	31	18	0	0	0
October 2025	24	0	0	0	0
October 2026	19	0	0	0	0
October 2027	14	0	0	0	0
October 2028	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

CLR/CPR Equivalence Table
     Listed below is a table of equivalent CPR percentages. “Equivalent CPR Percentages” are the CPRs, on the closing date, that will result in the same weighted average life of a class of notes as the corresponding percentage of CLR. For example, in the case of a note with a weighted average life of 3.00 years in the 100% CLR scenario, the single CPR that will result in the same weighted average life is approximately 2.4% CPR.
Equivalent CPR Percentages at Various CLR Assumptions(1)(2)

CLR Percentage	0%	50%	100%	150%	200%
Class A-1 Notes	0.0%	1.4%	2.4%	3.3%	4.2%
Class A-2 Notes	0.0%	2.1%	3.7%	5.0%	6.1%
Class A-3 Notes	0.0%	2.7%	4.8%	6.4%	7.8%
Class A-4 Notes	0.0%	3.0%	5.8%	8.3%	10.5%
Class B Notes	0.0%	3.6%	7.0%	10.1%	12.1%

(1)	These CLR/CPR equivalents are calculated as of the closing date. These relationships will vary from the table values for any date after the closing date.

(2)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

$1,082,509,000
SLM Student Loan Trust 2006-6
Issuing Entity

$501,000,000	Floating Rate Class A-1 Student Loan-Backed Notes
$280,000,000	Floating Rate Class A-2 Student Loan-Backed Notes
$254,843,000	Floating Rate Class A-3 Student Loan-Backed Notes
$46,666,000	Floating Rate Class B Student Loan-Backed Notes
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Joint Book-Runners
Barclays Capital
Credit Suisse
Morgan Stanley

July 11, 2006